May 23, 2005

                 THE CHILDREN'S INTERNET ANNOUNCES NASD HEARING

PLEASANTON, CA -The Children's Internet, Inc. (the "Company") [OTC: Bulletin Board CITCE] announced today that it has been informally advised by the National Association of Securities Dealers, Inc. that its request for a hearing relating to the continued listing of the Company's common stock on the OTC:BB has been granted. While no date has been set for the hearing, the delisting of the Company's common stock from the OTC:BB has been stayed pending the hearing and a final decision by the hearing panel.

Prior to requesting the hearing, the Company had intended to file the Form 10KSB on May 19, 2005 however the Company's former auditor, at the eleventh hour, on May 18, 2005 advised the Company that it would not issue the consent necessary for the restatement of the Company's 2002 and 2003 financial statements. This was a totally unexpected event, which resulted in the Company not being able to file the Form 10KSB or the Form 10QSB for the quarter ended March 31, 2005. Management and its current auditor are diligently working to rectify this matter and expect to file the Form 10KSB and the Form 10QSB in a timely manner.


ABOUT THE CHILDREN'S INTERNET:

The Children's Internet, Inc. (OTC Bulletin Board: CITCE) is the exclusive marketer and distributor of The Children's Internet(R), a subscription based Internet service, designed just for kids, offering secure, SAFE, real time access to pre-selected, pre-approved, age-appropriate educational and entertaining web sites. The Children's Internet provides children, pre-school through junior high, with a rich array of easy to use applications, including a kid-friendly secure browser, curriculum based search engine, secure e-mail, homework help, games, news, super portals to learning activities and virtually limitless educational resources all within its safe and protected online environment. The product is not simply filtering or monitoring software. The Company believes that their service is unique from all other services and products because it is protected by its proprietary, patent-pending "protective bubble" security software, SafeZone Technology(R), which offers unprecedented security and control against Internet predators and inappropriate content.


FORWARD-LOOKING STATEMENTS

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company and its present and planned business and operations. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's and management's ability to control and that actual results may differ materially from those discussed in the forward-looking statements as a result of various factors.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.


CONTACTS

Investor Relations:

Bill Arnold
Crosslink Financial Communications, Inc.
415.388.4675
warnold@crosslinkfinancial.com